COUNTRYWIDE BANK, N.A.
NON-EMPLOYEE DIRECTORS’ FEE PLAN
(Adopted October 27, 2005)
SECTION 1
PURPOSE
     The Countrywide Bank, N.A. Non-Employee Directors’ Fee Plan (the “Plan”) has been established by Countrywide Bank, N.A. (the “Bank”), effective as of October 27, 2005 (the “Effective Date”) to attract and retain as members of its Board of Directors persons who are not employees of the Bank or any of its subsidiaries or affiliates but whose business experience and judgment are a valuable asset to the Bank and its subsidiaries. The Plan provides for the payment to Directors of fees in the form of some or all of the following: Annual Retainer Fee, Chairman Retainer Fee, Meeting Fees, and Restricted Stock Awards (generally, the “Director Fees”).
SECTION 2
DIRECTORS COVERED
     As used in the Plan, the term “Director” means any person who is elected to the Board of Directors of the Bank as of the Effective Date or at any time thereafter, and is not an employee of the Bank or any of its subsidiaries or affiliates.
SECTION 3
FEES PAYABLE TO DIRECTORS
     3.1     Annual Retainer Fee. Each Director shall be entitled to an annual retainer fee (the “Retainer Fee”) to be paid quarterly on the first business day of the quarter for which the Director serves in the capacity as a Director (excluding, on a pro rata basis, the month in which he or she is first elected a Director and any whole months in which he or she did not serve in such capacity). The amount of the Annual Retainer Fee shall be as determined in the discretion of the Board of Directors of the Bank (the “Board”) and the Compensation Committee of the Board of Directors of Countrywide Financial Corporation (the “Parent Compensation Committee”), with such amount initially set at Fifty Thousand ($50,000.00) per year until such time as the Board and Parent Compensation Committee adjust such amount. In the event the Parent Compensation Committee is not in existence at any time while this Plan is in effect, then the term “Parent Compensation Committee” shall refer to such other committee of the Board of Directors of Countrywide Financial Corporation as its Board of Directors shall designate as having the powers of the Compensation Committee, or if no such committee is in existence, to the Board of Directors of Countrywide Financial Corporation.
     3.2     Chairman Retainer Fee. A Director who serves as Chairman of the Board or any committee created by the Board shall be entitled to an additional annual retainer fee (the “Chairman Retainer Fee”) to be paid quarterly on the first business day of the quarter for which the Director serves in the capacity as a chairman (excluding, on a pro rata basis, the month in which he or she is first selected to be the chairman and any whole months in which he or she did not serve in such capacity). The amount of the Chairman Retainer Fee shall be as determined in the discretion of the Board and Parent Compensation Committee, with such amount initially set at Five Thousand ($5,000.00) per year until such time as the Board and Parent Compensation Committee adjust such amount.
     3.3     Meeting Fees. A Director who attends a meeting of the full Board shall be entitled to an additional fee (the “Meeting Fee”) to be paid on the first business day following the day on which the meeting was held. The amount of the Meeting Fee shall be as determined in the discretion of the Board and Parent Compensation Committee, with such amount initially set at One Thousand Five Hundred Dollars ($1,500.00) for each Board meeting attended in person and One Thousand Dollars ($1,000.00) for each Board meeting attended other than in person, in a manner acceptable to the Board, until such time as the Board and Parent Compensation Committee adjust such amounts.
SECTION 4
RESTRICTED STOCK.
     4.1     Annual Restricted Stock Award. Annually, on the first business day of April, each Director shall be granted shares of Countrywide Financial Corporation common stock, par value $0.05 per share (the “Stock”), subject to certain restrictions set forth below (the “Restricted Stock”). The number of shares covered by the Restricted Stock Award shall be equal to that number of shares whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals Fifty-Six Thousand Dollars ($56,000.00), until such time as the Board and Parent Compensation Committee adjust such amounts, rounded down to the next whole share. The term “Fair Market Value” shall be as defined in the 2000 Equity Incentive Plan of Countrywide Financial Corporation or any successor plan (as defined in Section 6.6 below).
     4.2     Issuance of Certificates. As soon as practicable following the date of grant of a Restricted Stock Award, Countrywide Financial Corporation (the “Company”) shall issue certificates (the “Certificates”) to the Director receiving the Restricted Stock Award, representing the number of shares of Stock covered by the Award. Each Certificate shall bear a legend describing the restrictions on such shares imposed by this Section 4 and may be retained by the Company or its designee during the Restricted Period.
     4.3     Rights. Upon issuance of the Certificates, the Directors in whose names they are registered shall, subject to the restrictions of this Section 4, have all of the rights of a shareholder with respect to the shares represented by the Certificate, including the right to vote such shares and to receive cash dividends and other distributions thereon.
     4.4     Restricted Period. The shares covered by Awards granted under this Section 4 may not be sold or otherwise disposed of within six (6) months following their grant date (unless such sale would not affect the exemption under Rule 16b-3 of the Securities and Exchange Commission) and in addition shall be subject to the restrictions of this paragraph 4 during the “Restricted Period.” The Restricted Period shall be the period commencing as of the date of grant and shall lapse with respect to all of the Restricted Stock as of the business day immediately preceding the anniversary date of the grant. Notwithstanding the foregoing, the Restricted Period shall lapse and the Director shall become fully vested in the Restricted Stock upon the earliest of the following to occur:

(i)	The date of the Director’s death or disability (as defined by the Company’s Board);

(ii)	The date of a Corporate Change (as defined in Section 9 of the 2000 Plan); or

(iii)	The date on which the Director becomes a Director Emeritus.
     4.5     Restrictions. All shares covered by Awards granted under this Section 4 shall be subject to the following restrictions during the Restricted Period:
(i)	Except as may otherwise be provided by the Company’s Board, the shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

(ii)	Any additional common shares of the Company or other securities or property issued with respect to shares covered by Awards granted under this Section 4 as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of this Section 4.

(iii)	A Director shall not be entitled to receive any shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.
     4.6     Forfeiture. Except as otherwise provided in Section 4.4(i), (ii) and (iii), in the event that the Director’s Date of Termination occurs prior to the business day immediately preceding the first anniversary of the date of grant, the Director shall forfeit any and all rights and interests with respect to such unvested Restricted Stock and the Company shall have the right to cancel any such Certificates evidencing such Restricted Stock.
     4.7     Date of Termination. A Director’s “Date of Termination” shall be the date on which the Director is no longer providing services to the Bank as a Director.
SECTION 5
CHANGE IN CONTROL
     In the event of a Corporate Change, the Restricted Period with respect to all unvested Restricted Stock shall immediately lapse and the Director shall become fully vested in such shares of Restricted Stock.
SECTION 6
OPERATION AND ADMINISTRATION
     6.1     Administration.
(i)	The Plan and all benefits pursuant thereto shall be administered by the full Board.

(ii)	The Board shall have the authority and discretion to interpret and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to determine the terms and provisions of any Award Agreement made pursuant to the Plan. All questions of interpretation with respect to the Plan, the benefits established herein, the number of shares of Stock, or other security, or rights granted and the terms of any agreements evidencing any of the Director Fees (the “Award Agreements”), including the timing, pricing, and amounts of Awards, shall be determined by the Board, and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern.

(iii)	Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may delegate to the officers or employees of the Bank the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Board may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or benefits and Awards thereunder, including, but not limited to, decisions regarding the timing, eligibility, pricing, amount or other material terms of such benefits or Awards. Any such delegation may be revoked by the Board at any time.

(iv)	To the extent that the Board determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the benefit provided herein in jurisdictions outside the United States, if applicable, the Board will have the authority and discretion to modify those restrictions as the Board determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
     6.2     Limits of Liability.
(i)	Any liability of the Bank to any Director with respect to an Award shall be based solely upon contractual obligations created by the Plan and the applicable Award Agreement.

(ii)	Neither the Bank, nor any member of the Board, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan except as may be expressly provided by statute.
     6.3     Rights of Directors. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Director any right to continue in the service of the Bank or any of its subsidiaries or affiliates, constitute any contract or limit in any way the right of the Bank or any of its subsidiaries or affiliates to change such person’s compensation or other benefits or to terminate the service of such person with or without cause or confer any right on the part of such person to be nominated for reelection to the Board, to be reelected to the Board or to be appointed to any committee of the Board.

     6.4     Form and Time of Elections. Any election required or permitted under the Plan shall be in writing, and shall be deemed to be filed when timely delivered to the Company. Any election to defer Director Fees, as provided in Section 9, shall be irrevocable after the commencement of the year for which it is filed, and such election shall remain in effect with respect to any subsequent years unless a new election with respect to such subsequent years is filed in accordance with rules established by the Board, in which case such new election shall be applicable with respect to such subsequent years.
     6.5     Action by Bank. Any action required or permitted to be taken by the Bank shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Bank.
     6.6     2000 Equity Incentive Plan. Any shares of Stock awarded to, or subject to Awards granted to Directors under this Plan as Director Fees shall be issued pursuant to the 2000 Equity Incentive Plan of Countrywide Financial Corporation (the “2000 Plan”) or any successor plan, subject to all of the terms and conditions herein. Except in the event of conflict, all provisions of the 2000 Plan shall apply to this Plan. In the event of any conflict between the provisions of the 2000 Plan and this Plan, this Plan shall control, provided that the Director Fees granted herein may not exceed the share limitations set forth in the 2000 Plan.
SECTION 7
MISCELLANEOUS
     7.1     Beneficiaries. Each Director or former Director entitled to payment of Director Fees hereunder, from time to time may name any person or persons (who may be named contingently or successively) to whom any Director Fees earned by him or her and payable to him or her are to be paid in case of his or her death before he or she receives any or all of such Director Fees. Each designation will revoke all prior designations by the same Director or former Director, shall be in form prescribed by the Bank, and will be effective only when filed by the Director or former Director in writing with the Secretary of the Bank during his lifetime. If a deceased Director or former Director shall have failed to name a beneficiary in the manner provided above, or if the beneficiary named by a deceased Director or former Director dies before him or before payment of all the Director’s or former Director’s Director Fees, the Bank, in its discretion, may direct payment in a single sum of any remaining Director Fees to either:
(i)	any one or more or all of the next of kin (including the surviving spouse) of the Director or former Director, and in such proportions as the Bank determines; or

(ii)	the legal representative or representatives of the estate of the last to die of the Director or former Director and his last surviving beneficiary.
The person or persons to whom any deceased Director’s or former Director’s Director Fees are payable under this paragraph will be referred to as his “beneficiary.”
     7.2     Alienation of Rights. Payment of Director Fees will be made only to the person entitled thereto in accordance with the terms of the Plan, and Director Fees are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned. When a person entitled to a payment under the Plan, in the Bank’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Bank may direct that payment be made to such person’s legal representative, or to a relative or friend of such person for his benefit. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Bank’s obligation to make such payment under the Plan.
     7.3     Unfunded Plan. The Plan shall be unfunded. Neither the Bank nor the Board shall be required to segregate any assets that may at any time be represented by benefits or Awards made pursuant to the Plan. Neither the Bank nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Neither the Director nor any other person shall, by reason of participation in the Plan, the deferral of a cash payment, acquire any right in or title to any assets, funds or property of the Bank whatsoever prior to the date such shares of Stock or cash are distributed. A Director shall have only a contractual right to the shares of Stock and cash, if any, distributable under the Plan, unsecured by any assets of the Bank. Nothing contained in the Plan shall constitute a guarantee by the Bank that the assets of the Bank shall be sufficient to provide any benefits to any person. The Bank may, but shall not be obligated to, establish a trust to hold assets for the purpose of satisfying obligations under this Plan.
     7.4     Adjustment Provisions. In the event of a corporate transaction involving the Company or the Bank (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), in addition to any adjustments made pursuant to Section 8 of the 2000 Plan, the Board may make equitable adjustments to the Director Fees (including Deferred Fees) to preserve the benefits or potential benefits of participation in the Plan.
     7.5     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
SECTION 8
AMENDMENT AND DISCONTINUANCE
     The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Director (or, if the Director is not then living, the affected beneficiary), adversely affect the rights of any Director or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided, that adjustments pursuant to paragraph 7.4 shall not be subject to the foregoing limitations of this Section 8. Notwithstanding the foregoing, Sections 3.1, 3.2, 3.3 and 4.4 of the Plan cannot be amended or terminated without the approval of the Parent Compensation Committee. Any amendment or discontinuance of the Plan shall be prospective in operation only, and shall not affect the payment of any Director Fees theretofore earned by any Director, or the conditions under which any such fees are to be paid or forfeited under the Plan, unless the Director affected shall expressly consent thereto.

SECTION 9
ELECTIVE DEFERRALS
     9.1     DEFERRAL ELECTION
(i)	General. A Director who is otherwise entitled to receive Director Fees in the form of a cash payment under the terms of the Plan may elect to defer delivery of all or a portion of such fees, subject to section 409A of the Internal Revenue Code and the following terms of this Section 9 (once deferred, the “Deferred Fees”).

(ii)	Deferral Election. An election to defer the cash-based Director Fees into a Cash Account and shall be filed prior to the first day of the calendar year in which the cash would otherwise have been delivered to the Director. The election to defer the Director Fees shall be made on an election form as provided by the Bank (the “Deferral Election”).

The Deferral Election form shall provide for the amounts of the cash-based Director Fees to be deferred and shall provide for the timing and method of distribution at the end of the applicable deferral period.
     9.2     ACCOUNTS
(i)	Cash Account. A Cash Account shall be maintained on behalf of each Director who elects to defer the distribution of cash-based Director Fees provided herein, for the period during which delivery of cash is deferred. At the beginning of each calendar quarter, there shall be credited to the Director’s Cash Account “interest” using a rate equal to the “Applicable Interest Rate” on the first day of the calendar quarter. Such interest shall be determined on the balance in the Director’s Cash Account as of the last day of each month for the preceding quarter. All amounts otherwise due and payable to the Director shall be deemed received and credited to the Director’s Cash Account as of the first day of the month in which the amount was due and payable by the Bank to the Director. Unless otherwise agreed to by the Bank and the Director, the “Applicable Interest Rate” shall be the annual percentage rate offered by the Bank to its retail customers for a certificate of deposit having an “opening deposit” amount equal to the balance in the Director’s Cash Account on the first day of the applicable calendar quarter and having a term of 60 months, divided by 12. As of the date of any distribution with respect to a Director’s Cash Account under Section 9.3, the balance credited to a Director’s Cash Account shall be reduced by the amount of the distribution to the Director.

(ii)	Statement of Accounts. As soon as practicable after the end of each Year, the Company shall provide each Director having a Cash Account under the Plan with a statement of the transactions in such Accounts during that year and the Account balances as of the end of the year.
     9.3     DISTRIBUTIONS
(i)	General. Subject to the terms of this Section 9.3, a Director shall specify, as part of his Deferral Election with respect to Deferred Fees, the time and manner of the distribution of the amounts deferred pursuant to such election. In the event that no election is made with respect to the timing or method of distribution as of the date of the Director’s termination, the Director’s entire Cash Account shall be distributed in a single lump sum as of the first anniversary the Director’s date of termination.

(ii)	At the time of distribution of the Cash Account in accordance with the Director’s Deferral Election, the Director shall receive a cash payment equal to the amount in his Cash Account then subject to distribution.

(iii)	Termination of Deferral by Bank. The Board shall retain the right to terminate, at any time, for any reason, or no reason, the deferral provisions under this Section 9 (which may, but need not, be in conjunction with a termination of the Plan
     IN WITNESS WHEREOF, the Bank has caused this Director Fee Plan to be executed by its duly authorized officer this 27th day of October, 2005

Countrywide Bank, N.A.
By:	/s/ James S. Furash
James S. Furash
President and Chief Executive Officer